As filed with the Securities and Exchange Commission on October 2, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

RADIANT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Georgia	11-2749765
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

3925 Brookside Parkway

Alpharetta, Georgia 30022

(770) 576-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John H. Heyman

Chief Executive Officer

3925 Brookside Parkway

Alpharetta, Georgia 30022

(770) 576-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Terry F. Schwartz, Esq.

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, N.E., Suite 3100

Atlanta, Georgia 30309

(404) 815-3731

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered (1) (2)	Proposed Maximum Offering Price Per Unit (1)(2)	Proposed Maximum Aggregate Offering Price (1)(2)(3)	Amount of Registration Fee (4)
Primary Offering:
Common Stock, no par value per share (5)
Preferred Stock, no par value per share (6)
Warrants to Purchase Common Stock (7)
Warrants to Purchase Preferred Stock (7)
Units (8)
Total for Primary Offering			$135,000,000
Secondary Offering:
Common Stock, no par value per share (5)			$15,000,000
TOTAL			$150,000,000	$8,370

(1)	The securities being registered are an indeterminate number of shares of common stock, preferred stock, warrants to purchase common stock, and warrants to purchase preferred stock that may, from time to time, be issued at indeterminate prices with an aggregate maximum offering price not to exceed $150,000,000. Information as to the amount to be registered, proposed maximum offering price per unit and proposed maximum aggregate offering price is not specified by each class of securities being registered pursuant to General Instruction II.D. of Form S-3. Such amount represents the offering price of any shares of common stock, shares of preferred stock, warrants to purchase common stock, and warrants to purchase preferred stock. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of securities that may become issuable under the terms of the securities being registered upon exercise or conversion of such securities, or as a result of a stock dividend, stock split or other recapitalization.
(3)	Estimated solely for calculating the registration fee under Rule 457 under the Securities Act.
(4)	Pursuant to Rule 457(o) under the Securities Act.
(5)	An indeterminate number of shares of common stock are covered by this registration statement. Common stock may be issued (a) separately, (b) upon the conversion of preferred stock that is registered hereby, or (c) upon the exercise of warrants to purchase common stock that are registered hereby. Shares of common stock issued upon conversion of preferred stock will be issued without the payment of additional consideration.
(6)	An indeterminate number of shares of preferred stock are covered by this registration statement. Preferred stock may be issued (a) separately or (b) upon the exercise of warrants to purchase preferred stock that are registered hereby.
(7)	An indeterminate number of warrants, representing rights to purchase shares of common stock or preferred stock, each of which is registered hereby, are covered by this registration statement.
(8)	Each unit will be issued under a unit agreement and will represent an interest in two or more securities, which may or may not be separable from one another.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold by means of this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED OCTOBER 2, 2009

RADIANT SYSTEMS, INC.

$135,000,000

of

Common Stock

Preferred Stock

Warrants to Purchase Common Stock

Warrants to Purchase Preferred Stock

Units

$15,000,000

of

Common Stock

Offered by Selling Securityholders

We may from time to time offer an indeterminate number of shares of common stock, shares of preferred stock, warrants to purchase shares of common stock or preferred stock, and units consisting of any combination of the foregoing securities. This prospectus provides a general description of the securities we may offer. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. We will describe in a prospectus supplement the securities we are offering and selling, as well as the specifications of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest in any securities. This prospectus may not be used to complete sales of securities offered by this prospectus unless accompanied by a prospectus supplement.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents, or through underwriters or dealers. If we use agents, underwriters or dealers to sell the securities, we will name and describe their compensation in a prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Our common stock is listed on the NASDAQ Stock Market under the symbol “RADS.” On September 30, 2009, the last reported sale price for our common stock on the NASDAQ Stock Market was $10.74. We will apply to list any shares of common stock sold under this prospectus and any prospectus supplement on the NASDAQ Stock Market. There is no market for any of the securities we may offer other than our common stock.

Investing in these securities involves risks. See “Risk Factors” beginning on page 13 of this prospectus and in any accompanying prospectus supplement for a discussion of factors that you should consider before purchasing these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2009.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. We are offering these securities only in states where the offer is permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time we deliver this prospectus or issue any of the securities this prospectus covers.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we or a selling securityholder may from time to time sell any combination of the securities that we describe in this prospectus in one or more offerings up to a total dollar amount of $150,000,000.

This prospectus provides you with a general description of the securities we may offer. It does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. Each time we sell additional securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. For additional information regarding us and the offered securities, please refer to the registration statement of which this prospectus is a part. You should read both this prospectus and any prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely on any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer to or solicitation in such jurisdiction. The prospectus supplement may also add, update or change information contained in this prospectus. However, any fundamental changes to the terms of the offerings will be set forth in a post-effective amendment to the registration statement of which this prospectus forms a part.

In this prospectus, the term “Radiant,” “we,” “our” and “us” refer to Radiant Systems, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

THE COMPANY

General

Founded in 1985 and headquartered in Alpharetta, Georgia, we are a leading provider of innovative technology focused on the development, installation and delivery of solutions for managing site operations in the hospitality and retail industries. Our principal executive office is located at 3925 Brookside Parkway, Alpharetta, Georgia 30022 and our telephone number is (770) 576-6000.

We focus on delivering site systems, including point-of-sale, or POS, self-service kiosks, mobile ordering and payment devices, back-office systems, site management technology and business services such as customer loyalty programs, electronic gift card management, comprehensive reporting systems management, payment processing and centralized data management designed specifically for our two reportable segments: (i) Hospitality and (ii) Retail. For selected financial information about our business segments, see Note 14 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008. Our offerings include software products, site hardware, professional services and support services. Each product can be purchased independently or as a suite of integrated products to address the customer’s specific business needs. We believe these products and services enable our customers to drive top-line growth and improve bottom-line performance.

We offer best-of-breed solutions designed for ease of integration with operators’ existing infrastructures. We believe our technology enables hospitality and retail operators to improve customer service while reducing costs. Our solutions provide visibility and control at the site, field and headquarters levels. Additionally, we focus on addressing the unique requirements of the highly specialized environments in which our customers operate. These environments require a high degree of reliability, specialized functionality and peripheral compatibility. Using our point-of-sale, customer self-service, back-office technology and business services, we believe our customers are able to improve customer service and loyalty, improve speed of service, increase revenue per transaction, and reduce fraud and shrink. Our full line of open, standards-based hardware allows operators to deploy advanced technology built specifically for the environment in which they operate.

We believe our current generation of point-of-sale, customer self-service and hand-held ordering and payment devices, which utilize Windows XP, Windows Vista, Windows XP Embedded and Windows CE operating systems, represents an innovative platform based on an open, modular software and hardware architecture that offers increased functionality and stability compared to other systems in the marketplace.

In January 2006, we extended our reach into the specialty retail industry by acquiring substantially all of the assets of Synchronics, Inc., a leading provider of business management and point-of-sale software for the specialty retail market. Synchronics had an experienced team which had developed a set of products that are distributed through a national network of dealers. Through the combination of our product lines and Synchronics product lines and services, we believe we bring tightly integrated, high value product and service offerings to the marketplace. The results of these operations are reported under our Retail segment.

In January 2008, we acquired Quest Retail Technology Pty Ltd., a global provider of point-of-sale and back office solutions to stadiums, arenas, convention centers, race courses, theme parks, restaurants, bars and clubs. The acquisition of Quest enables us to strengthen our presence in the stadium, park and arena marketplace, while expanding our installed terminal base both domestically and internationally. The results of these operations are reported under our Hospitality segment.

In April 2008, we acquired Hospitality EPoS Systems Ltd., a leading technology supplier to the U.K. hospitality market. Hospitality EPoS provided substantial capabilities for sales, implementation and support services and represented our suite of hospitality products including Aloha point-of-sale software, above-store reporting, gift card and loyalty programs, MenuLink back office and our hardware. The results of these operations are reported under our Hospitality segment.

In May 2008, we acquired substantially all of the assets of Jadeon, Inc., one of our resellers in California. Jadeon has been delivering and supporting our hospitality point-of-sale solutions since 2001. Jadeon offers a full range of technology systems and implementation and support services throughout the West coast. The results of these operations are reported under our Hospitality segment.

In July 2008, we acquired Orderman GmbH, one of the leading manufacturers of wireless handheld ordering and payment devices for the hospitality industry. Orderman has provided innovative mobile solutions since 1994, and distributes its solutions through a reseller network of partners that have deployed their handheld devices predominately in Europe. The acquisition enables us to accelerate the adoption of mobile devices in the global hospitality sector. The results of these operations are reported under our Hospitality segment.

To the extent that we believe acquisitions, joint ventures and business partnerships can better position us to serve our current segments, we will continue to pursue such opportunities in the future.

Hospitality

We provide integrated technology solutions which meet the needs of a wide variety of hospitality businesses throughout the world. The industry segments in which these solutions are highly competitive include quick service restaurants, fast casual restaurants, table service restaurants, stadiums, arenas and certain entertainment venues. Our hospitality solutions are comprehensive, including store systems, corporate systems and supporting services. The store systems offering is comprised of innovative hardware, advanced point-of-sale software and related modules for automating store operations. These modules include applications for processing payments, serving takeout and delivery customers, improving kitchen production, enhancing guest management and enabling self-service kiosks and handheld ordering and payment devices. Our hospitality solutions for corporate systems include world-class data center hosting capabilities and software platforms. These provide enterprise-wide reporting and alerting, management of labor and inventory costs, loss prevention, store systems management, stored value and loyalty applications. When combined, the store systems and corporate systems provide integrated functionality. The resulting capabilities allow operators of all sizes around the world to achieve what we believe to be superior operational performance, while delivering exceptional consumer experiences. In addition to being tightly integrated, the components of our hospitality solution are also modular and open, allowing operators to purchase components in stages, incorporating them into existing systems. This maximizes both customer choice and our opportunities to engage new customers. We believe this approach allows us to win the business of more customers and increase our share of their technology spending over time.

Support services for the solution include custom software development, consulting, help desk support and field services. Some combination of these services is utilized by virtually every one of our customers in the hospitality industry, assisting in the development of long-term relationships with highly satisfied customers. We sell our hospitality solution directly to large multi-unit operations with sophisticated requirements for corporate support. Smaller operators are served by our global network of resellers – valuable business partners who best understand and serve the needs of local entrepreneurs.

Food service operators of all sizes throughout the world face a highly competitive and challenging environment in which consumers demand convenience and great service while having an increasing number of dining options at their disposal. To meet these challenges, they require new technology that enables them to improve their operations while reducing the total cost of ownership for their technology solution. We believe our hospitality technology fills precisely this need, providing the hospitality industry the most compelling and competitive solution offering to date.

Our back-office solutions are known as some of the industry’s easiest systems for customers to use. The combination of our back-office applications and the Aloha suite of products, including Aloha Quick Service POS and Aloha Table Service POS, Aloha Insight, Aloha Stored Value and Aloha Loyalty, create an end-to-end solution designed to help operators minimize operational costs and maximize profits. We have enhanced our back-office offerings in recent years through the products obtained in the acquisitions of MenuLink and Quest.

We believe that the international hospitality market represents a continued growth opportunity in future years. To service this market, we have expanded our European presence through adding resellers and direct customers. For the six months ended June 30, 2009 and the years ended December 31, 2008, 2007 and 2006, approximately 13%, 10%, 6% and 6%, respectively, of our Hospitality segment revenues were from international customers.

We believe we have a proven track record of delivering enhanced value for cinema operators, including offerings such as expanded concessions and foodservice, self-service ticketing and concessions, film management and gift card programs. With over 36,000 cinema screens at more than 6,100 sites in the United States, cinema operators are focused on implementing cost controls from headquarters. We believe that cinema operators can improve customer service and profitability by implementing integrated site and film management systems that enable them to speed customer transactions, reduce lines, manage inventory, and schedule labor to meet variations in traffic. Due to the lack of end user market growth and our high penetration in this market, we do not expect growth to occur in the cinema operator market over the near term, but believe this market has synergies with the stadium, park and arena marketplace.

Customers who have licensed or purchased our Hospitality products and services include Back Yard Burgers, Benihana, Bruegger’s Enterprises, Burger King Corporation, Cafe Rio Mexican Grill, California Pizza

Kitchen, CEC Entertainment, Checker’s Drive-In Restaurants, Chick-fil-A, Chipotle Mexican Grill, Choice Hotels International, Church’s Chicken, Clearview Cinemas, Clubcorp Financial Management Company, Coors Field (home of the Colorado Rockies), Cosi, Cowboys Stadium, Del Taco, Denny’s, Diedrich Coffee, Dolphins Stadium, Don Pablo’s, Dunkin’ Brands, Fatburger Corporation, FedEx Field (home of the Washington Redskins), Focus Brands, Harkins Theatres, Hillstone Restaurant Group, Huddle House, Invesco Field (home of the Denver Broncos), Jamba Juice Company, Jason’s Deli, Joe’s Crab Shack Holdings, Johnny Rockets International, Krispy Kreme Doughnut Corporation, Landry’s Restaurants, Larry H Miller Megaplex Theatres, Live Nation, Morton’s of Chicago, New World Restaurant Group, Noodles & Company, Peet’s Coffee & Tea, P.F. Chang’s China Bistro, Reading International, Red Robin International, Rock Bottom Restaurants, Sbarro, Showcase Cinemas, Sizzler USA Restaurants, Staples Center (home of the Los Angeles Lakers and Los Angeles Clippers), Ted’s Montana Grill, Texas Roadhouse, The Krystal Company, The Marcus Corporation, United Center (home of the Chicago Bulls and Chicago Blackhawks), Which Wich, Wrigley Field (home of the Chicago Cubs), Yankee Stadium and Yoshinoya America.

Retail Segment

Our Retail segment provides store and office-oriented technologies for the automation of retail businesses spanning from small stores to global chains. Solutions provided include software, hardware and services, either as complete turn-key solutions or as point-solutions in a best-of-breed configuration. Our retail solutions encompass point-of-sale systems, integrated back-office systems, fuel controllers, self-service kiosks, site management technology, payment processing, systems management, and centralized data management.

In January 2006, we acquired substantially all of the assets of Synchronics, Inc., including the CounterPoint product line. Our resellers deliver our hardware platforms in conjunction with the CounterPoint software, which has been adapted to over 20 different retail concepts ranging from home and garden warehouses to shoe stores. In addition to a full solution for the traditional management of retail sites, CounterPoint also includes a substantial recurring revenue business based on service fees for credit card processing as well as internet retailing. CPGateway provides retailers with advanced high-speed credit processing while CPOnline enables a retailer to quickly augment brick-and-mortar sales with online operations.

Our technology for petroleum and convenience retailers is built to enable fuel operations, merchandise sales, foodservice, electronic payments and customer loyalty programs. Our solutions are designed to enhance speed of service in an easy-to-use, reliable format. Specialized software and hardware offerings such as payment terminals and fuel controllers differentiate our product line in the petroleum retail market. Self-service is an area of great interest for our customers, ranging from touch-screen food ordering stations in the United States, to highly secured credit card payment terminals for self-service fueling worldwide. We believe our fourth generation fuel control technology is helping retailers extend the viable life of their fuel dispensing equipment while delivering high performance for their customers. Our software uses industry standards to interface with leading third party back-office and headquarters solutions.

In response to gross margin pressure on traditional categories, including fuel and tobacco, and enhanced competition for the convenience dollar from non-traditional sources, convenience retailers are changing business models and pursuing new revenue channels, including made-to-order food, specialty coffee programs and expanded services offerings. These changes have resulted in new growth opportunities for us as implementation of these programs requires additional automation for effective management.

High-volume retailers such as grocery stores, mass-merchants, warehouse clubs and others are also adding fuel and made-to-order food to their offerings and represent additional growth opportunities for us. As a result of the changes in the retail market, we believe that there will continue to be demand for the foreseeable future for our technology solutions. We also believe that, based on the success of technology in recent years and the positive return on investment seen by our customers, demand for new technology will continue from both new and existing customers.

We believe that the international retail market represents an additional growth opportunity. For the six months ended June 30, 2009 and the years ended December 31, 2008, 2007, and 2006, approximately 20%, 25%, 25% and 33%, respectively, of our Retail segment revenues were derived from international customers.

Our Retail segment serves over 6,600 customers worldwide. Customers who have licensed or purchased our Retail products and services include 7-Eleven Australia, Alimentation Couche-Tard, Archiver’s, Batteries Plus, Elvis Presley Enterprises, Exxon Mobil Corporation, Family Express, Harbor Freight Tools USA, Hess Corporation, High’s of Baltimore, Holiday Stationstores, Kroger Corporation, Mahoney’s Garden Center, Maverik Country Stores, Relax the Back Corporation, Repsol, Royal Dutch Shell, Rutter’s Farm Stores, Sheetz, Shell Canada, Speedway SuperAmerica, The Athlete’s Foot, The Field Museum and Wawa.

Products and Services

We serve the global retail and hospitality industries with technology solutions that address their greatest automation needs. Managing businesses that range from a single store or restaurant, all the way to expansive global chains and the world’s largest sports stadiums, we provide software, hardware and services through a variety of channels and products. The strategy is to provide targeted solutions for each market, with the common goal of assisting our customers’ efforts to increase revenue through more frequent consumer visits, greater revenues per visit, higher margins on each sale, faster transactions and more efficient site operations.

Point-of-Sale

We believe our point-of-sale systems increase speed and quality of service, minimize user training, and provide mission-critical reliability while delivering secure and personalized service to the consumer. The point-of-sale systems can be integrated with our back-office products or third party solutions. Our point-of-sale software runs on multiple open hardware platforms including IBM, NCR, PAR, WincorNixdorf, and our hardware. Additionally, our point-of-sale hardware supports our point-of-sale software and third-party point-of-sale software products that adhere to open standards. Our point-of-sale terminals offer an open architecture, retail-hardened design, comprehensive support and return-to-service programs, and run on Windows CE, Windows XP, Windows XP Embedded, and Windows POS Ready. Quest Back Office is based on Microsoft SQL and operates on Windows Server products. However, the Quest POS terminals do not rely on commercial operating systems. This secure environment creates a simple, effective POS platform while reducing management and maintenance costs.

In the retail market, our point-of-sale solution has been adapted by resale partners for use in a wide variety of business formats, enabling a tighter fit to each retailer’s specific needs while expanding the possible market of buyers for our solution. In addition, this segment delivers value to retailers through an online store offering as well as a card payment processing service. Specifically for petroleum retail, our point-of-sale products are adapted to the needs of global multi-nationals, enabling them to deploy best practices in their worldwide operations.

We believe the hospitality market point-of-sale solutions for table service restaurants, quick service restaurants, stadiums, arenas, and cinema/entertainment venues each offer distinct value to our customers and resale partners. Speed and accuracy of orders are paramount in restaurant formats, as are labor and food production integration. Consumer preferences are driving automation for a broad range of service models, from drive-thru to curb-side pickup, counter service, and more. Consumer loyalty and gift cards are just two of the significant enhancements offered to our customers in recent years. In addition to foodservice requirements, the cinema segment has specialized needs related to theater systems, from management of internet ticket sales to reserved seating.

Customer Self-Service

Within many markets of the hospitality and retail industries, customer self-service has emerged as a preferred ordering and transaction method. Traditional capabilities such as online shopping and pay-at-pump are distinct value propositions delivered by our products. We have easy to use, consumer-activated touch screen systems that allow consumers to purchase tickets, place a food order, pay with a credit or debit card, redeem loyalty rewards, make product inquiries, and view promotions. Software development and consumer experience authoring tools integrate graphic media into a consumer-friendly application.

We believe consumer self-service kiosks allow hospitality and retail operators to accelerate speed of service, increase revenues through suggestive up-selling, increase order accuracy, capture consumer information at the point-of-sale, increase labor productivity, and respond quickly to changing consumer preferences. We believe our customer self-service products help operators create a uniform and repeatable approach to customer service while improving revenue.

Site-Management Systems

Operators in both of our segments have varying requirements for site-management systems, from the most basic site-based technology to the most advanced centralized back-office system. Our products are differentiated based on the needs of the different operating models of our customers and integrated into other components of the enterprise operation.

We believe that MenuLink and Quest Enterprise Manager back office solutions help operators run a more profitable hospitality business through the delivery of tools and critical information needed to help reduce food and labor costs, and improve customer service and management efficiency. Our enterprise site-management products offer comprehensive back office functionality that includes inventory and recipe management, purchasing, labor management, cash management and reporting.

In the retail segment, products such as Radiant Site Manager and CounterPoint SQL focus on specific retailer needs such as multi-site inventory management or fuel reconciliation, while leveraging open standards for integration to other components of the retailer enterprise.

Software Services

The delivery of software as a subscribed service with a recurring fee has become a significant enhancement to our value proposition and business flexibility in support of our customers. One instance is our Hosted Solutions product suite, which is designed to give restaurant operators tools to capitalize on revenue opportunities and prevent unnecessary costs or losses. Hosted Solutions is comprised of the following products and services: Radiant Payment Services, Aloha Insight, Aloha Restaurant Guard, Aloha Command Center, Aloha Stored Value, Aloha Loyalty and Aloha Online Ordering.

We also offer our software through an application service provider, or ASP, model. The ASP model allows customers to use our software without requiring them to use their own hardware system capacity or maintain the software application on their own servers. This offering is available on a monthly fee basis.

The following are brief descriptions of existing Hosted Solutions products and services:

We expanded our business services in 2008 with the launch of Radiant Payment Services, or RPS, a business aimed at selling and servicing electronic payment processing. RPS enhances our current solutions by providing an integrated, turnkey payment processing solution for a wide variety of payment methods including credit, debit and gift card payments. The objective of RPS is to raise the level of customer service that is provided to business owners and operators by providing competitive and transparent pricing, increased accountability from a single vendor and the highest level of security for customer data and credit card transactions.

Electronic payment services are also successful service-based software delivery offerings. The Retail segment of our markets typically utilizes a high-speed credit card processing service, while our Hospitality segment has a large base of customers for our proprietary gift card branding program, Aloha Stored Value. The integrated card-based loyalty solution, Aloha Loyalty, is also offered to customers in the Hospitality segment on a recurring fee basis.

Aloha Insight is an intelligent above-store application that offers multi-unit consolidated reporting for restaurants, including business alerts, drill-down capabilities, as well as accounting and payroll interfaces. It specifically increases visibility and control of a restaurant’s operations from anywhere at any time.

Building upon the intelligence of Aloha Insight, Aloha Restaurant Guard was created in 2009 as a one-of-a-kind application designed to deter employee theft. The product imports and analyzes a restaurant’s transaction data on a daily basis and identifies potential theft by finding known scam patterns and statistical variances. We believe Aloha Restaurant Guard greatly improves upon a restaurant’s operational intelligence and security.

Aloha Command Center is considered the backbone for many new Radiant products, as it provides real-time connection to all stores for support and deployment services. This powerful tool provides proactive alerts to solve many operational issues faster. It also allows businesses to deploy new software versions rapidly and automatically.

Aloha Online Ordering is a new integrated web ordering application for restaurants. Consumers can place restaurant orders remotely in real-time, ensuring convenience and security and ultimately improving guest satisfaction.

In the Retail segment, the CPOnline product enables a retailer to move from bricks-and-mortar to being a full-featured online retailer through a simple managed service.

Professional Services

Professional services are an essential component of our solution; our service offerings include consulting, customization, training, installation and integration. Our professional services play a critical role in the successful design, implementation, application, installation and integration of our solutions.

The market for our professional services is intensely competitive. We believe that we excel in the principal competitive factors including product quality, reliability, performance, price, vendor and product reputation, financial stability, features and functions, ease of use, quality of support, and degree of integration effort as compared with competitor systems.

Maintenance and Customer Support

We offer customer support on a 24-hour basis, a service that historically has been purchased by a majority of our customers and which also entitles the customer to product upgrades. We can remotely access customers’ systems in order to perform quick diagnostics and provide on-line assistance. Additionally, we offer customers hardware and software maintenance and unspecified software enhancements. In some cases, hardware support is provided by third parties. We focus on providing quality service and ensuring a first-time fix for any technical issue with our hardware. Our hardware maintenance program also provides flexible solutions and can be customized to meet specific customer needs. Our software maintenance program offers modifications and enhancements to our software products, including updates and corrections. We have historically had a high rate of renewal on these maintenance and support contracts.

Sales and Marketing

Through a focused and dedicated sales effort designed to address the requirements of both business segments, we believe our sales force is positioned to understand our customers’ businesses, trends in the marketplace, competitive products and opportunities for new product development. This allows us to take a consultative approach to working with customers.

Our sales personnel focus on selling our technology solutions to major customers, typically those with more than 50 locations or sites with more than 50 POS terminals, both domestically and internationally. All sales personnel are compensated with a base salary and commission based on revenue quotas, gross margins and/or other profitability measures.

Over the last several years, we have seen an increase in the portion of revenues derived from small businesses within both segments. This increase is due to our increased investments in developing relationships with third-party resellers to distribute our products to small to medium-sized operators. We accelerated the development of these relationships through acquisitions in both segments.

While serving and meeting the expectations of large operators remains a top priority, we intend to serve the needs of all operators within our segments. To better serve the small to medium-sized customer, we will continue to develop the reseller channel and package solutions in a manner that is easy for operators to afford, implement and support. Our strategy is to deliver rich products that are easy to implement and support, establish a strong presence within critical franchised brands, and support resellers with strong operational tools.

During the six months ended June 30, 2009 and the years ended December 31, 2008, 2007 and 2006, our international revenues accounted for approximately 15%, 14%, 13% and 17%, respectively, of total revenues. We believe that this percentage can be increased substantially in the coming years. The growing number of large, multi-national companies which are among our major North American customers, together with our successful record of implementing solutions with retailers in Western Europe, Eastern Europe and Asia, position us to make additional progress internationally in the future. Additionally, the majority of our current business outside the United States has been in the retail market. We believe there is opportunity for significant growth in the hospitality and retail markets outside the United States. Currently, we have a total of 230 employees in Europe, Asia and Australia. We have previously executed international projects in Australia, Austria, Canada, the Czech Republic, Hong Kong, Hungary, Ireland, Italy, Japan, Macau, Malaysia, Poland, Slovakia, Spain, Sweden, Switzerland, Thailand, Trinidad and Tobago and the United Kingdom. We currently have offices in Australia, Austria, China, Czech Republic, Singapore, Spain and the United Kingdom and representation in Africa, the Americas, Asia, Asia Pacific (including Australia), Europe and the Middle East.

To date, our primary marketing objectives have been to increase awareness of our technology solutions and generate sales leads. To this end, we attend industry trade shows, conduct direct marketing programs, and selectively advertise in industry publications. We intend to increase our sales and marketing activities both domestically and internationally. Additionally, we intend to continue expanding an independent distribution network to sell and service our products to certain segments of the domestic and international markets.

Our business is usually seasonal and cyclical in nature, based on the capital equipment investment patterns of our customers. These expenditure patterns are based on many factors, including customer capital expenditure budget constraints, the development of new technologies, global and regional economic conditions, changes in the pricing and promotion policies of us and our competitors, and domestic and international holidays.

During the six months ended June 30, 2009 and the years ended December 31, 2008, 2007 and 2006, no one customer made up 10% or more of our revenues. We are party to certain contracts with the U.S. Government, which contain standard termination for convenience clauses. We do not anticipate any material adverse financial impact if the U.S. Government elects to exercise its rights under these termination clauses.

Product Development

The products sold by us are subject to rapid and continual technological change. Products available from us, as well as from our competitors, have increasingly offered a wider range of features and capabilities. We believe that in order to compete effectively in our selected markets, we must provide compatible systems incorporating new technologies at competitive prices. In order to achieve this, we have made a substantial ongoing commitment to research and development. During the six months ended June 30, 2009 and the years ended December 31, 2008, 2007 and 2006, we incurred approximately $12.9 million, $28.9 million, $26.2 million and $25.0 million, respectively, in product development costs, which includes software costs that were capitalizable in nature.

Our product development strategy is focused on creating common technology elements that can be leveraged in applications across our core markets. Our software architecture is based on open platforms and is modular, thereby allowing it to be phased into a customer’s operations. We have developed numerous applications running on Microsoft Windows-based platforms, including Windows XP, Windows Vista, Windows XP Embedded, and Windows CE. The software architecture incorporates Microsoft’s Component Object Model, providing an efficient environment for application development.

In order to remain competitive, we are currently designing, coding and testing a number of new products and developing expanded functionality of our current products. In addition, we strive to achieve compatibility between our products and products that are, or that we believe will become, popular and widely adopted.

Manufacturing, Raw Materials and Supplies

Our manufacturing activities consist primarily of assembling various commercial and proprietary components into finished systems in Georgia, Austria and Australia. Manufacturing requires some raw materials, including a wide variety of mechanical and electrical components, to be manufactured to our specifications. We use numerous companies to supply parts, components and subassemblies for the manufacture and support of our products. Although we strive to assure that parts are available from multiple qualified suppliers, this is not always possible. Accordingly, some key parts may be obtained only from a single supplier or a limited group of suppliers. We have sought, and will continue to seek, to minimize the risk of production and service interruptions and/or shortages of key parts by: (1) qualifying and selecting alternate suppliers for key parts; (2) monitoring the financial condition of key suppliers; (3) maintaining appropriate inventories of key parts; and (4) qualifying new parts on a timely basis.

Market Background and Trends

Successful hospitality and retail operators increasingly require information systems that capture detailed consumer activity data at the point-of-sale, and store and transport that data in an easy-to-access fashion. Early technology innovators in the hospitality and retail industries deployed robust, integrated information systems at the point-of-sale and used the information to react quickly to changing consumer preferences, ultimately gaining market share in the process. In addition, integrated information systems helped these early innovators achieve operational efficiencies. Many large national hospitality and retail companies have followed suit by investing in proprietary information systems.

For many types of hospitality and retail operators, however, this type of information system does not make economic or business sense. In particular, merchants with a large number of relatively small sites, such as convenience stores, petroleum retail sites, restaurants and entertainment venues, generally have not been able to develop and deploy sophisticated, enterprise-wide information systems on a cost effective basis. Economic and standardization problems for these businesses are exacerbated by the fact that many sites operate as franchises, dealerships or under other decentralized ownership and control structures. Without an investment in technology, these operators continue to depend on labor and paper to process transactions. We believe that high labor costs, lack of centralized management control of distributed sites, and inadequate informational reporting, together with emerging technology trends, have caused many of these hospitality and retail businesses to reexamine how technology solutions can benefit their operations.

Typically, the existing information systems in these industries consist of stand-alone devices such as cash registers or other point-of-sale systems with little or no integration with either the back-office of the site or an enterprise-wide information system. Implementation of information systems providing this functionality typically involves multiple vendors and an independent systems integration firm. The resulting proprietary solutions are often difficult to support and have inherently high risks associated with implementation. We believe that technology solutions that are highly functional and scalable, and relatively inexpensive and easy to deploy, are critical for successful penetration in these markets.

In the absence of an integrated solution, operators in these markets typically rely on manual reporting to capture data on site activity and disseminate it to different levels of management. Basic information on consumers (i.e., who they are, when they visit and what they buy) is not captured in sufficient detail, at the right time, or in a manner that can be communicated easily to others in the organization. Similarly, information such as price changes does not flow from headquarters to individual sites in a timely manner. In addition, communications with vendors often remain manual, involving paperwork, delays and other process-related problems.

Recent trends in the hospitality and retail industries have accelerated the need for timely information and have heightened demand for feature-rich operational systems. Based in part upon industry association reports and other studies, as well as our experience in marketing our products, we believe consumer preferences have shifted away from brand loyalty toward value and convenience, creating a greater need for timely data concerning consumer buying patterns and preferences. We also believe that convenient consumer-activated ordering and payment systems, such as automated kiosks, ATMs, voice response units and “pay at the pump” systems have become important to retailers, food service providers, and cinema operators that wish to retain and build a customer base. Additionally, through the use of integrated systems, we believe hospitality and retail businesses can improve operational efficiencies through better management of inventory, purchasing, merchandising, pricing, promotions and shrinkage control. We believe that the ability to provide tight system integration to a variety of industry standard back-office solutions can enable customers to improve control and enforce best practices across operational sites. Furthermore, we believe that the constant flow of information among the point-of-sale, back-office, headquarters and supply chain has become a key competitive advantage in the hospitality and retail industries, resulting in operators demanding more sophisticated and easily integrated solutions from their systems vendors. In a parallel development, technological advances have improved the capability of information systems that are available. With the price of computing power declining, technology investments have become economically feasible for many hospitality and retail businesses. Furthermore, computing power has become increasingly flexible and distributable, facilitating data capture and processing by applications located at the point-of-sale. Also, front-end graphical user interfaces have made systems easier to use, which reduces training time and transaction costs and facilitates more types of consumer-activated applications.

The demand drivers for our products and services include new store openings, change in store ownership and the upgrade of existing technology in existing locations. Changes in the economic climate have historically impacted these demand drivers. For instance, the current economic environment has resulted in fewer new store openings and therefore demand has declined in this area. In contrast, a greater emphasis on increasing performance of existing locations through revenue growth and cost management has led to demand for technology replacement and for add-on sales of solutions to existing customers. In addition to the above demand factors, the availability of financing has become an important factor for many potential customers. The tightened credit markets have made it more difficult for certain operators to invest in technology and could result in reduced demand until the credit markets recover.

Competition

The markets in which we operate are intensely competitive. We believe the principal competitive factors include product quality, reliability, performance, price, vendor and product reputation, financial stability, features and functions, ease of use, quality of support and degree of integration effort required with competitor systems.

We believe we are uniquely positioned with our exclusive focus on providing site management systems for hospitality and retail businesses. Further, we believe our ability to commercialize our technology and continually improve our products, processes and services, as well as our ability to develop new products, enable us to meet continually evolving customer requirements. Our competitors include International Business Machines, Corp., NCR Corporation, Casio, Dell, VeriFone, Inc., Dresser, Inc., Retalix, Ltd., Pacer/CATS (owned by Clarity Commerce Solutions plc), Micros Systems, Inc., Par Technology Corporation, POSitouch, Panasonic, The Pinnacle Corporation, Agilysys, RetailPro, JDA Software, Epicore and others that provide point-of-sale and site management systems with varying degrees of functionality.

We could also be faced with new market entrants attempting to develop fully integrated systems targeting the retail industry. We believe the risk of this happening is small due to the significant amount of time and effort required to create point-of-sale and back-office headquarters-based management systems, and due to the detailed knowledge required of a retailer’s operations at local sites and headquarters in order to duplicate the functionality of these products.

In the market for consulting services, we compete with various companies. Many of our existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical and marketing resources than us.

Proprietary Rights

Our success and ability to compete is dependent in part upon our proprietary technology, including our software source code. To protect our proprietary technology, we rely on a combination of trade secret, nondisclosure, copyright and patent law, which may afford only limited protection. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Although we rely on the limited protection afforded by such intellectual property laws, we also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable maintenance are essential to establishing and maintaining a technology leadership position. We presently have five patents and six patents pending. The source code for our various proprietary software products is protected both as a trade secret and as a copyrighted work. We generally enter into confidentiality or license agreements with our employees, consultants and customers, and generally control access to, and distribution of, our documentation and other proprietary information. Although we restrict customers’ use of our software and do not permit the unauthorized resale, sublicense or other transfer of such software, there can be no assurance that unauthorized use of our technology will not occur.

Despite the measures taken by us to protect our proprietary rights, unauthorized parties may attempt to reverse engineer or copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult. In addition, litigation may be necessary in the future to enforce our intellectual property rights, such as our trade secrets, to determine the validity and scope of our or others’ proprietary rights, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition.

Certain technology used in conjunction with our products is licensed from third parties, generally on a non-exclusive basis. These licenses usually require us to pay royalties and fulfill confidentiality obligations. We believe that there are alternative sources for each of the material components of technology licensed by us from third parties. However, the termination of any of these licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in a delay in our ability to ship certain of our products while we seek to implement technology offered by alternative sources. Any required alternative licenses could prove costly. Also, any such delay, to the extent it becomes extended or occurs at or near the end of a fiscal quarter, could result in a material adverse effect on our business, operating results and financial condition. While it may be necessary or desirable in the future to obtain other licenses relating to one or more of our products or relating to current or future technologies, there can be no assurance that we will be able to do so on commercially reasonable terms or at all.

There can be no assurance that we will not become the subject of infringement claims or legal proceedings by third parties with respect to our current or future products. Defending against any such claim could be time-consuming, result in costly litigation, cause product shipment delays or force us to enter into royalty or license agreements rather than dispute the merits of such claims. Moreover, an adverse outcome in litigation or similar adversarial proceeding could subject us to significant liabilities to third parties, require the expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others or require us to cease the marketing or use of certain products, any of which could have a material adverse effect on our business, operating results and financial condition. To the extent we desire or are required to obtain licenses to patents or proprietary rights of others, there can be no assurance that any such licenses will be made available on terms acceptable to us, if at all. As the number of software products in the industry increases and the functionality of these products further overlaps, we believe that software developers may become increasingly subject to infringement claims. Any such claims against us, with or without merit, as well as claims initiated by us against third parties, could be time consuming and expensive to defend, prosecute or resolve.

Employees

As of September 30, 2009, we employed 1,316 people. None of our employees is represented by a collective bargaining agreement nor have we experienced any work stoppages. We consider our relations with our employees to be good.

Our future operating results depend in significant part upon the continued service of our key technical, consulting and senior management personnel and our continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that we will retain our key managerial or technical personnel or attract such personnel in the future. We have at times experienced and continue to experience difficulty recruiting qualified personnel, and there can be no assurance that we will not experience such difficulties in the future. We, either directly or through personnel search firms, actively recruit qualified product development, consulting, sales and marketing, and administrative personnel. If we are unable to hire and retain qualified personnel in the future, such inability could have a material adverse effect on our business, operating results and financial condition.

Foreign Operations

For information regarding sales and long-lived assets attributable to domestic and foreign operations, please refer to the information presented in Note 14—Segment Reporting Data in the notes to our consolidated financial statements presented in our annual report on Form 10-K for the year ended December 31, 2008.

Environmental Matters

We believe that we are in compliance in all material respects with all applicable environmental laws and presently do not anticipate that such compliance will have a material effect on our future capital expenditures, earnings or competitive position with respect to any of our operations.

RISK FACTORS

You should carefully consider the following risks before making an investment decision. These and other risks could materially and adversely affect our business, operating results or financial condition. You should also refer to the other information contained in any of our filings with the SEC incorporated by reference in this prospectus before making an investment decision. Risk factors applicable to a particular security offered by this prospectus or applicable to a particular offering will be discussed in the applicable prospectus supplement.

In addition to the other information contained in this prospectus, the following risks should be considered carefully in evaluating us and our business.

Risks Related to our Business

Global economic and market conditions could cause decreases in demand for our products and related services.

Our revenue and profitability depend on the overall demand for our products and related services. We are impacted both directly and indirectly by declining global economic conditions. The retail and hospitality industries are cautious of investments in information technology during difficult economic times, which often results in reduced budgets and spending. This impacts us through reduced revenues, elongated selling cycles, delays in product implementation and increased competitive margin pressure. The severe downturn in global economic and market conditions since late 2007 resulted in decreases in demand for certain of our products and related services as the tightening of credit in financial markets adversely affects the ability of our customers to obtain financing for significant purchases and operations. We are unable to predict with certainty the future impact which the most recent global economic conditions will have on the demand for our products and related services.

Volatility and disruption of the capital and credit markets, and adverse changes in the global economy, could have a negative impact on our ability to access the credit markets in the future and/or obtain credit on favorable terms.

The capital and credit markets have become increasingly tight as a result of adverse economic conditions that have caused the failure and near failure of a number of large financial services companies. There can be no assurance that there will not be a further deterioration in the financial markets. If the capital and credit markets continue to experience crises and the availability of funds remains low, it is possible that our ability to access the capital and credit markets may be limited or available on less favorable terms at a time when we would like, or need, to do so, which could have an impact on our ability to refinance maturing debt, pursue acquisitions and/or react to changing economic and business conditions. In addition, if recessionary global economic conditions persist for an extended period of time or worsen substantially, our business may suffer in a manner which could cause us to fail to satisfy the financial and other restrictive covenants to which we are subject under our existing indebtedness.

Fluctuations in currency exchange rates may adversely impact our cash flows and earnings.

Due to our global operations, our cash flow and earnings are exposed to currency exchange rate fluctuations. Exchange rate fluctuations may also affect the cost of goods and services that we purchase. The recent volatility in the global capital and credit markets has increased the frequency and severity of exchange rate fluctuations. Changes from our expectations for currency exchange rates can have a material impact on our financial results. When appropriate, we may attempt to limit our exposure to exchange rate changes by entering into short-term currency exchange contracts. There is no assurance that we will hedge or will be able to hedge such foreign currency exchange risk or that our hedges will be successful.

Our currency exchange gains or losses (net of hedges) may materially and adversely impact our cash flows and earnings. Additionally, adverse movements in currency exchange rates could result in increases in our cost of goods sold or reduction in growth in international orders, materially impacting our cash flows and earnings.

An increase in customer bankruptcies, due to weak economic conditions, could harm our business.

During weak economic times, there is an increased risk that certain of our customers will file bankruptcy. If a customer files bankruptcy, we may be required to forego collection of pre-petition amounts owed and to repay amounts remitted to us during the 90-day preference period preceding the filing. The bankruptcy laws, as well as specific circumstances of each bankruptcy, may limit our ability to collect pre-petition amounts. We also face risk from international customers that file for bankruptcy protection in foreign jurisdictions, in that the application of foreign bankruptcy laws may be more difficult to predict. Although we believe that we have sufficient reserves to cover anticipated customer bankruptcies, we can provide no assurance that such reserves will be adequate, and if they are not adequate, our business, operating results and financial condition would be adversely affected.

Our revenues are significantly concentrated in the hospitality and retail markets and the demand for our products and services in these markets could be disproportionately affected by instability or a downturn in either market.

For the six months ended June 30, 2009 and the fiscal years ended December 31, 2008, 2007 and 2006, approximately 76%, 75%, 68% and 64%, respectively, of our total revenues were attributable to the hospitality segment and approximately 23%, 24%, 31% and 35%, respectively, were attributable to the retail segment. The hospitality and retail markets are affected by a variety of factors, including global and regional instability, governmental policy and regulation, political instability, natural disasters, environmental and health disasters, consumer buying habits, consolidation in the petroleum industry, war, terrorism and general economic conditions. Adverse developments in either market could materially and adversely affect our business, operating results and financial condition. In addition, we believe the purchase of our products is relatively discretionary and generally involves a significant commitment of capital, because purchases of our products are often accompanied by large scale hardware purchases. As a result, demand for our products and services could be disproportionately affected by instability or downturns in the hospitality and retail markets which may cause customers to exit the industry or delay, cancel or reduce planned-for information management systems and software products.

We may be required to defer recognition of revenues on our software products, which may have a material adverse effect on our financial results.

We may be required to defer recognition of revenues for a significant period of time after entering into a license agreement for a variety of factors, including the following:

•

transactions that include both currently deliverable software products and arrangements that include specified upgrades for which we have not established vendor-specific objective evidence (“VSOE”) of fair value;

•	transactions where the customer demands services that include significant modifications, customizations or complex interfaces that could delay product delivery or acceptance; and

•	transactions that involve acceptance criteria that may preclude revenue recognition or if there are identified product-related issues, such as performance issues.

Because of the factors listed above and other specific requirements under generally accepted accounting principles, or GAAP, for software revenue recognition, we must have very precise terms in our license agreements in order to recognize revenue when we initially deliver software or perform services. Although we have a standard form of license agreement that meets the criteria under GAAP for current revenue recognition on delivered elements, we negotiate and revise these terms and conditions in some transactions. Negotiation of mutually acceptable terms and conditions can extend the sales cycle, and sometimes result in deferred revenue recognition well after the time of delivery or project completion.

Our revenues and results of operations are difficult to predict and may fluctuate substantially from quarter to quarter, which could adversely affect our business and the market price of our common stock.

Our revenues and results of operations are difficult to predict and may fluctuate substantially from quarter to quarter. These fluctuations can adversely affect our business and the market price of our common stock. License revenues in any quarter depend substantially upon our total contracting activity and our ability to recognize revenues in that quarter in accordance with our revenue recognition policies. Our contracting activity is difficult to forecast for a variety of reasons, including the following:

•	our sales cycle is relatively long and varies as a result of us expanding our product line and broadening our software product applications to cover a customer’s overall business;

•	the size of license transactions can vary significantly;

•	economic downturns are often characterized by decreased product demand, price erosion, technological shifts, work slowdowns and layoffs, which can substantially reduce contracting activity;

•

customers may unexpectedly postpone or cancel anticipated system replacements or new system evaluations due to changes in their strategic priorities, project objectives, budgetary constraints or management;

•

customer evaluations and purchasing processes vary significantly from company to company, and a customer’s internal approval and expenditure authorization process can be difficult and time consuming, even after selection of a vendor;

•	changes in our pricing policies and discount plans may affect customer purchasing patterns;

•	the number, timing and significance of our and our competitors’ software product enhancements and new software product announcements may affect purchasing decisions;

•

the introduction of new research and development projects requires us to significantly increase our operating expenses to fund greater levels of product development and to develop and commercialize additional products and services;

•

certain expenses, including those over which we exercise little or no control, such as health costs, compliance with new legislation, and property and liability insurance, may be difficult to manage; and

•	fluctuations in the value of foreign currency exchange rates relative to the U.S. dollar or weakening of the U.S. dollar may adversely impact our ability to purchase materials at a competitive price.

In addition, our expense levels, operating costs and hiring plans are based on projections of future revenues and are relatively fixed. If our actual revenues fall below expectations, our net income is likely to be disproportionately adversely affected.

Due to all of the foregoing factors, in some future quarters our operating results may fall below the expectations of securities analysts and investors. In such event, the market price of our common stock would likely decrease.

Our gross margins may vary significantly or decline.

Since the gross margins on product revenues are significantly greater than the gross margins on services revenues, our combined gross margin has fluctuated from quarter to quarter and it may continue to fluctuate significantly based on revenue mix.

Our success will depend on our ability to develop new products and to adapt to rapid technological change.

The types of products sold by us are subject to rapid and continual technological change. Products available from us, as well as from our competitors, have increasingly offered a wider range of features and capabilities. We believe that in order to compete effectively in selected vertical markets, we must provide compatible systems incorporating new technologies at competitive prices. To the extent we determine that new software and hardware technologies are required to remain competitive or our customers demand more advanced offerings, the development, acquisition and implementation of these technologies are likely to require significant capital investments by us. To the extent that such expenses precede or are not subsequently followed by increased revenues, our business, operating results and financial condition may be materially and adversely affected.

We can provide no assurance that we will be able to continue funding research and development at levels sufficient to enhance our current product offerings or be able to develop and introduce on a timely basis new products that keep pace with technological developments and emerging industry standards and address the evolving needs of customers. There can also be no assurance that we will not experience difficulties that will result in delaying or preventing the successful development, introduction and marketing of new products in our existing markets or that our new products and product enhancements will adequately meet the requirements of the marketplace or achieve any significant degree of market acceptance. Likewise, there can be no assurance as to the acceptance of our products in new markets, nor can there be any assurance as to the success of our penetration of these markets, or to the revenue levels or profit margins with respect to these products. Our inability, for any reason, to develop and introduce new products and product enhancements in a timely manner in response to changing market conditions or customer requirements could materially adversely affect our business, operating results and financial condition.

In addition, we strive to achieve compatibility between our products and retail systems that we believe are or will become popular and widely adopted. We invest substantial resources in development efforts aimed at achieving such compatibility. Any failure by us to anticipate or respond adequately to technology or market developments could materially adversely affect our business, operating results and financial condition.

We may have difficulty implementing our products, which could damage our reputation and our ability to generate new business.

Implementation of our software products can be a lengthy process, and commitment of resources by our customers is subject to a number of significant risks over which we have little or no control. Delays in the implementations of any of our software products, whether by our business partners or us, may result in customer dissatisfaction, disputes with customers, or damage to our reputation. Significant problems implementing our software can cause delays or prevent us from collecting fees for our software and can damage our ability to generate new business.

Errors or defects in our software products could diminish demand for our products, injure our reputation and reduce our operating results.

Our software products are complex and may contain errors that could be detected at any point in the life of the product. We can provide no assurances that errors will not be found in new products or releases after shipment. Such errors could result in diminished demand for our products, delays in market acceptance and sales, diversion of development resources, injury to our reputation or increased service and warranty costs. If any of these were to occur, our operating results could be adversely affected.

Our failure to manage our growth effectively could have a material adverse effect on our business, operating results and financial condition.

The growth in the size and complexity of our business and the expansion of our product lines and customer base may place a significant strain on our management and operations. An increase in the demand for our products could strain our resources or result in delivery problems, delayed software releases, slow response time, or insufficient resources for assisting customers with implementation of our products and services, which could have a material adverse effect on our business, operating results and financial condition. We anticipate that continued growth, if any, will require us to recruit, hire and assimilate a substantial number of new employees, including consulting, product development, sales and marketing, and administrative personnel.

Our ability to compete effectively and to manage future growth, if any, will also depend on our ability to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage our work force, particularly our direct sales force and consulting services organization. We can provide no assurance that we will be able to manage any future growth, and any failure to do so could have a material adverse effect on our business, operating results and financial condition.

Our acquisition of existing businesses and our failure to successfully integrate these businesses could disrupt our business, dilute our common stock and harm our operating results and financial condition.

As part of our operating history and growth strategy, we have acquired other businesses. In the future, we may continue to seek acquisition candidates in selected markets and from time to time engage in exploratory discussions with suitable candidates. We can provide no assurance that we will be able to identify and acquire targeted businesses or obtain financing for such acquisitions on satisfactory terms. The process of integrating acquired businesses into our operations may result in unforeseen difficulties and may require a disproportionate amount of resources and management attention. In particular, the integration of acquired technologies with our existing products could cause delays in the introduction of new products. In connection with future acquisitions, we may incur significant charges to earnings as a result of, among other things, the write-off of purchased research and development.

Future acquisitions may be financed through the issuance of common stock, which may dilute the ownership of our shareholders, or through the incurrence of additional indebtedness. Furthermore, we can provide no assurance that competition for acquisition candidates will not escalate, thereby increasing the costs of making acquisitions or making suitable acquisitions unattainable. Acquisitions involve numerous risks, including the following:

•	problems combining the acquired operations, technologies or products;

•	unanticipated costs or liabilities;

•	diversion of management’s attention;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have limited or no prior experience; and

•	potential loss of key employees, particularly those of the acquired organizations.

For example, until we actually assume operating control of the business assets and operations, it is difficult to ascertain with precision the actual value or the potential liabilities of our acquisitions. We may not be able to integrate successfully any business, technologies or personnel that we have acquired or that we might acquire in the future, and this could harm our business, operating results and financial condition.

Damage to our manufacturing site could limit our ability to operate our business.

We do not have redundant, multiple-site manufacturing capacity. Therefore, damage to our manufacturing site from a natural disaster or other catastrophic event such as fire, flood, terrorist attack, power loss and other similar events could cause interruptions or delays in our manufacturing process or render us unable to accept and fulfill customer orders. We have not established a formal disaster recovery plan and our business interruption insurance may not be adequate to compensate us for any losses we may suffer.

The loss of our key personnel could have a material adverse effect on us.

Our future success depends in part on the performance of our executive officers and key employees. We do not have employment agreements with any of our executive officers. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, operating results and financial condition.

Our inability to attract, hire or retain the necessary technical and managerial personnel could have a material adverse effect on our business, operating results and financial condition.

We are heavily dependent upon our ability to attract, retain and motivate skilled technical and managerial personnel, especially highly skilled engineers involved in ongoing product development and consulting personnel who assist in the development and implementation of our total business solutions. The market for such individuals is intensely competitive. Due to the critical role of our product development and consulting staffs, the inability to recruit successfully or the loss of a significant part of our product development or consulting staffs could have a material adverse effect on us. The software industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. We can provide no assurance that we will be able to retain our current personnel, or that we will be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to attract, hire or retain the necessary technical and managerial personnel could have a material adverse effect upon our business, operating results and financial condition.

Our success and ability to compete are dependent upon our ability to protect our proprietary technology.

Our success and ability to compete are dependent in part upon our ability to protect our proprietary technology. We rely on a combination of patent, copyright and trade secret laws and non-disclosure agreements to protect this proprietary technology. We enter into confidentiality and non-solicitation agreements with our employees and license agreements with our customers and potential customers, which limit access to and distribution of our software, documentation and other proprietary information. We can provide no assurance that the steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

Litigation may be necessary in the future to enforce our intellectual property rights, such as our trade secrets, to determine the validity and scope of our or others’ proprietary rights, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition.

Certain technology used in conjunction with our products is licensed from third parties, generally on a non-exclusive basis. The termination of any of these licenses, or the failure of the third-party licensors to maintain or update their products adequately, could result in delay in our ability to ship certain of our products while we seek to implement technology offered by alternative sources, and any required replacement licenses could prove costly. While it may be necessary or desirable in the future to obtain other licenses relating to one or more of our products or relating to current or future technologies, we can provide no assurance that we will be able to do so on commercially reasonable terms or at all.

If we become subject to adverse claims alleging infringement of third-party proprietary rights, we may incur substantial unanticipated costs and our competitive position may suffer.

There has been a substantial amount of litigation in the software industry regarding intellectual property rights. It is possible that in the future third parties may claim that our current or potential future software solutions infringe on their intellectual property. We anticipate that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry grows. We can provide no assurance that we will not be subject to such third-party claims, litigation or indemnity demands or that these claims will not be successful. If a claim or indemnity demand were to be brought against us, it could result in costly litigation or product shipment delays, or force us to stop selling or providing services or enter into costly royalty or license agreements.

We operate in a highly competitive market and can give no assurance that we will be able to compete successfully against our current or future competitors.

The market for retail information systems is intensely competitive. We believe the principal competitive factors are product quality, reliability, performance and price, vendor and product reputation, financial stability, features and functions, ease of use, quality of support, and degree of integration effort required with other systems. A number of companies offer competitive products addressing certain of our target markets. In addition, we believe that new market entrants may attempt to develop fully integrated systems targeting the retail industry. In the market for consulting services, we compete with various systems integrators. Many of our existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical and marketing resources than we have. We can provide no assurance that we will be able to compete successfully against our current or future competitors or that competition will not have a material adverse effect on our business, operating results and financial condition.

Additionally, we compete with a variety of hardware and software vendors. Some of our competitors may have advantages over us due to their significant worldwide presence, longer operating and product development history, and substantially greater financial, technical and marketing resources. If competitors offer more favorable payment terms and/or more favorable contractual implementation terms or guarantees, we may need to lower prices or offer other favorable terms in order to compete successfully. Any such changes would likely reduce our margins.

Our increased investment in the international market could expose us to risks in addition to those experienced in the United States.

Our international revenues represented approximately $20.4 million, $42.5 million, $33.5 million and $38.4 million, or 15%, 14%, 13% and 17%, respectively, of our total revenues for the six months ended June 30, 2009 and the fiscal years ended December 31, 2008, 2007 and 2006, respectively. We will continue to invest in expanding our international operations. The global reach of our business could cause us to be subject to unexpected, uncontrollable and rapidly changing events and circumstances in addition to those experienced in domestic locations. The following factors, among others, present risks that could have an adverse impact on our business, operating results and financial condition:

•	weaker protection of intellectual property rights;

•	an inability to replicate previous international revenues;

•

currency controls and fluctuations in currency exchange rates and the potential inability to hedge the currency risk in some transactions because of uncertainty or the inability to reasonably estimate our foreign exchange exposure;

•	possible increased costs and development time to adapt our products to local markets;

•	potential lack of experience in a particular geographic market;

•

legal, regulatory, social, political, labor or economic conditions in a specific country or region, including loss or modification of exemptions for taxes and tariffs, and import and export license requirements which may have a negative impact on us;

•	higher operating costs in many foreign countries;

•	anti-American sentiment due to American policies that may be unpopular in certain regions; and

•	challenges of finding qualified personnel for our international operations.

Our products and services could be vulnerable to unauthorized access and hacking.

Credit card issuers have promulgated credit card security guidelines as part of their ongoing effort to battle identity theft and credit card fraud. We continue to work with credit card issuers to assure that our products and services comply with the credit card associations’ security regulations and best practices applicable to our products and services. There can be no assurances, however, that our products and services are invulnerable to unauthorized access or hacking. Additionally, there can be no guarantee that our customers will implement all of the credit card security features that we introduce or all of the protections and procedures required by the credit card issuers, or that our customers will establish and maintain appropriate levels of firewall protection and other security measures. When there is unauthorized access to credit card data that results in financial loss, there is a potential that parties could seek damages from us. Additionally, changes in the security guidelines could require significant and unanticipated development efforts.

We may be subject to additional tax liabilities.

We are subject to income and sales taxes in the United States and all of the other countries in which we conduct business. Additionally, we may be subject to certain tariffs imposed by the World Trade Organization and other governing bodies designed to tax U.S. imports. Significant judgment is required in determining our worldwide provision for income taxes. This determination is highly complex and requires detailed analysis of the available information and applicable statutes and regulatory materials. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. We are regularly under audit by tax authorities. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different from our historical income tax provisions and accruals. If we receive an adverse ruling during an audit, or we unilaterally determine that we have misinterpreted provisions of the myriad tax regulations to which we are subject, there could be a material adverse effect on our income tax provision, net income or cash flows in the period or periods for which that determination is made.

Our goodwill or amortizable intangible assets may become impaired.

If our goodwill or amortizable intangible assets become impaired, we may be required to record a non-cash charge to earnings. Under GAAP, we review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may be considered a change in circumstances indicating that the carrying value of our goodwill or amortizable intangible assets may not be recoverable, and therefore need to be reduced or written off altogether, include a decline in stock price and market capitalization, reduced future revenues, cash flows or growth estimates, failure to meet earnings forecasts and a reduction in use or discontinuation of the purchased products. If we determine that an impairment has occurred, we are required to record a charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined. This charge will correspondingly reduce our results of operations, perhaps materially.

Risks Related to an Investment in Our Common Stock

Investment in our common stock involves risk and we do not expect to pay dividends on our common stock in the foreseeable future.

The market price for our common stock has in the past experienced substantial price volatility and such volatility may occur in the future. Our quarterly operating results, the results of other companies participating in the computer-based products and services industry, changes in conditions in the economy or the financial markets of the computer products and services industries, natural disasters or other developments affecting us or our competitors, could cause the market price of our common stock to fluctuate substantially. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market price of many technology stocks and have often been unrelated or disproportionate to the operating performance of these companies. For the foreseeable future, it is expected that earnings, if any, generated from our operations will be used to finance the growth of our business, and that no dividends will be paid to holders of our common stock.

Our executive officers own a significant amount of our common stock and will be able to exercise significant influence on matters requiring shareholder approval.

Our executive officers collectively owned approximately 15% of our outstanding common stock as of September 30, 2009. Consequently, together they continue to be able to exert significant influence over the election of our directors, the outcome of most corporate actions requiring shareholder approval and our business.

Our articles of incorporation and bylaws contain anti-takeover provisions which could have the effect of making it more difficult for a third party to acquire control of us.

Our articles of incorporation authorize our board of directors to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of the preferred stock without further vote or action by our shareholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of any shares of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate actions, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. For example, an issuance of preferred stock could:

•	adversely affect the voting power of the stockholders of our common stock;

•	make it more difficult for a third party to gain control of us;

•	discourage bids for our common stock at a premium;

•	limit or eliminate any payments that the stockholders of our common stock could expect to receive upon our liquidation; or

•	otherwise adversely affect the market price of our common stock.

In addition, our articles of incorporation divide our board of directors into three classes of directors, with each class serving a staggered three-year term. Since the classification of the board of directors generally increases the difficulty of replacing a majority of the board of directors, it is likely to discourage a third party from making a tender offer or otherwise attempting to obtain control of us. Our articles of incorporation and bylaws also provide that the provisions of our articles of incorporation and bylaws can only be amended by a supermajority vote (at least 75%) of shareholders. In addition, our bylaws prohibit us from engaging in certain business combinations, unless the business combination is approved in a prescribed manner.

Because our management will have broad discretion over the use of the net proceeds from any authorized offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

As described under the caption “Use of Proceeds,” we intend to use the net proceeds from any authorized offering for general corporate purposes, including the funding of acquisitions. Therefore, our management will have broad discretion as to the use of the offering proceeds. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements involve risks and uncertainties. We are including the following cautionary statement in this prospectus to make applicable and take advantage of the safe harbor provisions established by the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus, any prospectus supplement to this prospectus, other filings with the SEC, reports to our stockholders and news releases. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “will,” “should,” “could,” “potential,” and “predicts,” as well as variations of such words and similar expressions, are intended to identify such forward-looking statements. Certain statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in good faith, forward-looking statements. Please see the section entitled “Risk Factors” in this prospectus and any accompanying prospectus supplement, or in our periodic reports filed with the SEC pursuant to the Exchange Act, for risks that could adversely impact our business and financial performance. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including, without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. Accordingly, these statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Any forward-looking statement contained in this prospectus speaks only as of the date on which the statement is made. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statements are made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Unless otherwise set forth in any applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities described in this prospectus for general corporate purposes, including the possible funding of acquisitions of complementary technologies or businesses. Pending such uses, we may invest the net proceeds in short-term, investment grade, interest-bearing securities or guaranteed obligations of the United States government or other securities. Accordingly, our management will have broad discretion in the application of the net proceeds, if any. Any specific allocation of the proceeds to a particular purpose that has been decided at the date of any prospectus supplement will be described in that supplement.

We will not receive any proceeds from the sale of securities by any selling securityholders.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

The ratio of earnings to combined fixed charges should be read together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our most recent annual report on Form 10-K and our subsequently filed quarterly reports on Form 10-Q and any other documents filed under the Exchange Act that are incorporated by reference herein. The ratio of earnings to combined fixed charges for each of our last five fiscal years and the six months ended June 30, 2009 appears below. We computed the ratio of earnings to combined fixed charges by dividing earnings by fixed charges. Earnings consist of income from continuing operations before income taxes, plus combined fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of debt issuance expense and the portion of rental expense representative of interest.

The following table sets forth our consolidated ratio of earnings to combined fixed charges for the periods indicated.

	Six Months Ended June 30,	Year Ended December 31,
	2009	2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges	4.13	3.57	5.81	2.55	3.17	1.53

DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of certain provisions of our articles of incorporation and bylaws, and is qualified in its entirety by reference to those documents. Because this summary is not complete, you should refer to our articles of incorporation and bylaws for complete information regarding their respective provisions. A copy of each of these documents is filed with or incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Authorized and Outstanding Capital Stock

Pursuant to our articles of incorporation, our authorized capital stock is 105,000,000 shares, consisting of:

•	100,000,000 shares of common stock, no par value per share, and

•	5,000,000 shares of preferred stock, no par value per share.

As of September 30, 2009, we had 33,100,912 issued and outstanding shares of common stock. As of September 30, 2009, 6,454,638 shares of our common stock were reserved for issuance upon the exercise of outstanding options and warrants. After taking into account these reserved shares, the number of authorized shares of our common stock available for other corporate purposes as of September 30, 2009 was 60,444,450.

We have not issued any shares of preferred stock.

Common Stock

General.    Our common stock is traded on the NASDAQ Stock Market under the trading symbol “RADS.”

Voting and Other Rights.    The holders of our common stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are divided into three classes and are elected to three year terms by a plurality of the votes cast at such election, and each shareholder entitled to vote in such election is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections of directors, shareholders do not have the right to cumulate their votes.

In the event of liquidation, holders of our common stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any shares of our preferred stock then outstanding.

Distributions.    The holders of shares of our common stock are entitled to receive such dividends or distributions as our board of directors may declare out of funds legally available for such payments. The payment of distributions by us is subject to the restrictions of Georgia law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of holders of our outstanding preferred stock, if any. Stock dividends, if any are declared, may be paid from authorized but unissued shares.

Miscellaneous.    Our common stock is not convertible into, or exchangeable for, any other class or series of our capital stock. Holders of our common stock have no preemptive or other rights to subscribe for or purchase any of our additional securities. Shares of our common stock are not subject to calls or assessments. All of the outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority to issue preferred stock in one or more series and to fix the dividend rights, dividend rate, liquidation preference, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), and the number of shares constituting any such series, without any further action by the shareholders unless such action is required by applicable rules or regulations or by the terms of other outstanding series of our preferred stock. Any shares of our preferred stock that may be issued may rank senior to shares of our common stock as to payment of dividends and upon liquidation.

Transfer Agent and Registrar

Computershare Investor Services, LLC serves as the transfer agent and registrar for our common stock. We will select the transfer agent and registrar for a series of preferred stock, and each one will be described in the applicable prospectus supplement.

DESCRIPTION OF THE WARRANTS

General

We may issue warrants for the purchase of common stock and warrants for the purchase of preferred stock. The following description sets forth certain general terms and provisions of the warrants that we may offer pursuant to this prospectus. The particular terms of the warrants and the extent, if any, to which the general terms and provisions may apply to the warrants so offered will be described in the applicable prospectus supplement.

Warrants may be issued independently or together with other securities, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust with any holders or beneficial owners of warrants.

A copy of the forms of the warrant agreement and the warrant certificate relating to any particular issue of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the warrant agreement and the related warrant certificate, see “Where You Can Find More Information.”

The prospectus supplement relating to a particular issue of warrants to issue common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum and maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is material about the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash such securities, at such exercise price, as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void. The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, direct the issuance of the shares of our common stock or preferred stock purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date and compliance with other procedures for the proper exercise of such warrants as described in the prospectus supplement and the applicable warrant agreement. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the common stock or preferred stock that you purchased upon exercise. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying shares in connection with the exercise of the warrants.

Until a holder exercises the warrants to purchase common stock or preferred stock, the holder will not have any rights as a holder of our common stock or preferred stock, as the case may be, by virtue of ownership of any warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares covered by, a warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, the prospectus supplement will describe any other provisions that may be included in the warrants we may issue that would result in an adjustment to the number of shares a holder will be entitled to receive upon exercise and/or in the exercise price of such warrant.

DESCRIPTION OF THE UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Therefore, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•	the designation and terms of the units and of securities comprising the units, including whether and under what circumstances the securities comprising units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	a discussion of material federal income tax considerations, if applicable.

The descriptions of the units in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all of the information that you may find useful. We urge you to read the applicable agreement because they, and not the summaries, define your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find More Information.”

SELLING SECURITYHOLDERS

This prospectus also relates to the possible resale of up to $15,000,000 aggregate dollar amount of shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part as follows:

•	shares acquired by certain shareholders through private placements completed by us prior to our initial public offering in 1997;

•	shares issued to founders in private placements prior to our initial public offering; and

•	shares issued to our officers, directors and employees pursuant to our equity incentive compensation plans.

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus. Selling securityholders named in a prospectus supplement may use this prospectus in connection with the resale of shares of common stock acquired by the selling securityholders. The selling securityholders may be our directors, executive officers, former directors, employees, former employees or other holders of our common stock. The prospectus supplement for any offering of common stock by selling securityholders will include the following information:

•	the names of the selling securityholders;

•	the nature of any position, office or other material relationship each selling securityholder has had within the last three fiscal years with us;

•	the number of shares held by each of the selling securityholders before and after the offering;

•	the percentage of common stock held by each of the selling securityholders before and after the offering; and

•	the number of shares of common stock offered by each of the selling securityholders.

Selling securityholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such selling securityholders and the shares being offered for resale by such selling securityholders in a subsequent prospectus supplement. However, the selling securityholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time. However, registration of the securities covered by this prospectus does not mean that those securities will necessarily be offered or sold.

We may sell the securities:

•	to or through one or more underwriters or dealers;

•	in short or long transactions;

•	directly to investors; or

•	through agents.

We may sell securities from time to time:

•	in privately negotiated transactions;

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

In addition, selling securityholders may use this prospectus to offer securities.

We and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the names of any underwriters, dealers or agents;

•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the public offering price; and

•	the securities exchanges on which such securities may be listed, if any.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement so indicates, in connection with those derivative transactions, such third parties (or affiliates of third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sales transactions will be underwriters and will be identified in an applicable prospectus supplement or a post-effective amendment.

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our offered securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Underwriters, Agents or Dealers

If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents under agreements between us and the underwriters, dealers and agents.

We may grant underwriters that participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or reallowed, or paid to dealers, may be changed from time to time.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of securities offered pursuant to this prospectus and any applicable prospectus supplement.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short sale position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, in order to cover these short sale positions, or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Underwriters, broker-dealers or agents that may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Electronic Auctions

We may also make sales through the Internet or through electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected.

Upon completion of such an electronic auction process, securities will be allocated on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

Trading Markets and Listing of Common Stock

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is quoted on the NASDAQ Stock Market under the trading symbol “RADS.” We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give you any assurances as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

The validity of any securities offered by us in the applicable prospectus supplement will be passed upon for us by Smith, Gambrell & Russell, LLP. The validity of any securities offered in the applicable prospectus supplement will be passed upon for any selling securityholder, underwriters or agents by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K, and the effectiveness of Radiant Systems Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

General

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock, preferred stock, warrants and units offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the securities, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also may obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website or at our website, the address of which is http://www.radiantsystems.com. We also furnish our shareholders with annual reports containing consolidated financial statements audited by an independent accounting firm. Our website is not incorporated into or otherwise a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following previously filed documents:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009;

•	Current Reports on Form 8-K filed on March 3, 2009 and March 30, 2009;

•	Proxy Statement on Schedule 14A filed April 24, 2009; and

•

The description of our common stock contained in our Registration Statement on Form 8-A filed on January 27, 1997 under Section 12 of the Securities Exchange Act of 1934, including all amendments and reports updating that description.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) between the date we filed the registration statement to which this prospectus relates and the termination of the offering of the securities. These documents may include periodic reports, like annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. Any material that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.

For purposes of the registration statement, of which this prospectus is a part, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document, which also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which this prospectus is a part.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to Radiant Systems, Inc., Attention: Investor Relations, 3925 Brookside Parkway, Alpharetta, Georgia 30022, telephone number (770) 576-6000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses (other than underwriting discounts and commissions) of issuance and distribution in connection with the offering are as set forth in the following table and will be paid by us:

Securities and Exchange Commission registration fee	$8,370
Printing and engraving expenses	5,000
Legal fees and expenses*	10,000
Accounting fees and expenses	12,000
Miscellaneous	7,500

Total	$42,870

All amounts other than the Securities and Exchange Commission registration fee are estimated.

*	Estimated fees attributable to the initial filing and effectiveness of the shelf registration statement.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As provided under Georgia law, our articles of incorporation provide that a director shall not be personally liable to us or our shareholders for monetary damages, for breach of the duty of care or any other fiduciary duty owed to us as a director, except that such provisions shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his or her duties, of any business opportunity of ours; (b) for acts or omissions which involve intentional misconduct or a knowing violation of law; (c) for unlawful corporate distributions; or (d) for any transaction from which the director received an improper personal benefit. If applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, the liability of each of our directors shall be eliminated or limited to the fullest extent permitted by applicable law. These provisions apply to claims against our officers, employees, and agents as well. Article VI of our bylaws provides that we shall indemnify a director who has been successful in the defense of any proceeding to which he or she was a party or in defense of any claim, issue or matter therein because he or she is or was one of our directors, against reasonable expenses incurred by him or her in connection with such defense.

Our bylaws also provide that we may indemnify any director, officer, employee or agent made a party to a proceeding because he or she is or was a director, officer, employee or agent against liability incurred in the proceeding if he or she conducted himself or herself in good faith and reasonably believed, in the case of conduct in his or her official capacity, that such conduct was in our best interests; in all other cases, that such conduct was at least not opposed to our best interests; and in the case of any criminal proceeding, that he or she had no reasonable cause to believe such conduct was unlawful. An officer who is not a director, or an officer who is also a director and is made a party to a proceeding on the sole basis of an act or omission in his or her capacity as an officer, may be indemnified as provided by the articles, bylaws, a resolution of the board of directors or contract; except for liability arising out of conduct that constitutes (i) an appropriation, in violation of his or her duties, of any business opportunity of ours, (ii) acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions, or (iv) any transaction from which the officer received an improper personal benefit. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) a majority of all of the disinterested members of the board of directors; (b) a majority of a committee of disinterested directors; (c) independent legal counsel; or (d) the shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent (1) in connection with a proceeding by or in our right in which such person was adjudged liable to us, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or (2) in connection with any other proceeding with respect to conduct for which such person was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

We may, if authorized by our shareholders by a majority of votes which would be entitled to be cast in a vote to amend our articles of incorporation, indemnify or obligate us to indemnify a director, officer, employee or agent made a party to a proceeding, including a proceeding brought by or in our right.

ITEM 16. EXHIBITS

The following exhibits are filed herewith, incorporated by reference to documents previously filed or will be filed by amendment, as indicated below:

Exhibit Number	Description of Document

1.1**	Form of Underwriting Agreement relating to common stock, preferred stock, warrants and units of Radiant Systems, Inc.

4.1	Amended and Restated Articles of Incorporation of Radiant Systems, Inc. (incorporated herein by reference to the Registration Statement on Form S-1, as amended, Registration No. 333-17723).

4.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to the Company’s Registration Statement on Form S-1, as amended, Registration No. 333-17723).

4.3*	Articles of Amendment to Amended and Restated Articles of Incorporation of Radiant Systems, Inc.

4.4	Specimen Certificate of Common Stock (incorporated herein by reference to the Company’s Registration Statement on Form S-1, as amended, Registration No. 333-17723).

4.5**	Specimen Certificate of Preferred Stock.

4.6**	Form of Common Stock Warrant Agreement, including form of warrant.

4.7**	Form of Preferred Stock Warrant Agreement, including form of warrant.

4.8**	Form of Unit Agreement.

5.1*	Opinion of Smith, Gambrell & Russell, LLP.

12.1*	Statement Regarding Computation of Ratio of Earnings to Combined Fixed Charges and Preference Dividends.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Smith, Gambrell & Russell, LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on signature pages).

*	Filed herewith.
**	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with an offering of securities.

ITEM 17. UNDERTAKINGS

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to

Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    The undersigned registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

(d)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)    The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purposes of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on the 2nd day of October, 2009.

RADIANT SYSTEMS, INC.

By:	/s/ John H. Heyman
John H. Heyman, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark E. Haidet and John H. Heyman, and each of them (with full power of each to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him to execute in his name, place and stead any and all amendments to this registration statement (including post-effective amendments), and any additional registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings contemplated by this registration statement, and all documents and instruments necessary or advisable in connection therewith, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (or any other governmental regulatory authority), each of said attorneys-in-fact and agents to have power to act with or without the other and to have full power and authority to do and to perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and/or each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Alon Goren Alon Goren	Chairman of the Board and Chief Technology Officer	October 2, 2009

/s/ John H. Heyman John H. Heyman	Chief Executive Officer and Director (principal executive officer)	October 2, 2009

/s/ Mark E. Haidet Mark E. Haidet	Chief Financial Officer (principal financial officer)	October 2, 2009

/s/ Robert R. Ellis Robert R. Ellis	Vice President of Accounting (principal accounting officer)	October 2, 2009

/s/ James S. Balloun James S. Balloun	Director	October 2, 2009

/s/ Michael Z. Kay Michael Z. Kay	Director	October 2, 2009

/s/ J. Alexander Douglas, Jr. J. Alexander Douglas, Jr.	Director	October 2, 2009

/s/ William A. Clement, Jr. William A. Clement, Jr.	Director	October 2, 2009

/s/ Donna A. Lee Donna A. Lee	Director	October 2, 2009

INDEX TO EXHIBITS

Exhibit Number	Description of Document

4.3	Articles of Amendment to Amended and Restated Articles of Incorporation of Radiant Systems, Inc.

5.1	Opinion of Smith, Gambrell & Russell, LLP

12.1	Statement Regarding Computation of Ratio of Earnings to Combined Fixed Charges

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Smith, Gambrell & Russell, LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature pages)